Exhibit 99.2




                          2008 Fieldwork Summary Report
                             Key 1-4 Mineral Claims
                              SE Cuprite Hills Area
                                Esmeralda County
                                   Nevada, USA





Prepared by: James W. McLeod, P. Geo.




For: Ameriwest Minerals Corp.





Dated: July 16, 2008
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                                    Table of Contents

                                                                         Page
                                                                         ----

Contents                                                                  2

Illustrations                                                             2

Summary                                                                   3

Interpretation and Conclusions                                            3

Recommendations                                                           5



Appendix 1 - Mobile Metal Ion (MMI) Soil Sample Data                  After page
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                                  Illustrations

                                                                      After page
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Figure 1.    Location Map - As Shown                                      3

Figure 2.    Claim Area Map, Scale - 1: 24,000                            4

Figure 5.    Sample Location Map - 1: 6,000                               5

                                       2
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Summary

This report summarizes the fieldwork program conducted on behalf of Ameriwest Minerals Corp. on their 100% owned Key 1-4 mineral claims situated in the SE Cuprite Hills Area 15 airmiles south of the Town of Goldfield, Nevada. The property is road accessible by traveling south of Goldfield, NV on Highway 95 for 15 miles to Nevada Highway 266 that is taken to the west for 0.2 of a mile and then traveling north-northwest for 1 mile to the property.

The work program was conducted during April 2008 at the request of the Board of Directors of the Company.

The Key property consists of four contiguous, located, lode mineral claims that comprise a total of 82.64 acres.

Some apparently anomalous gold exploration suite (GES) composed of the elements cobalt, gold, nickel, palladium and silver were encountered on the Company's property during the Phase 1 exploration program.

Interpretation and Conclusions

The property does not appear in the historical record as having undergone specific mineral exploration work, but it is likely that the general area has received some attention (prospecting) in the past because of its' location and geological setting.

The possibility of underlying metamorphosed sediments and volcanic rock units are suggested by examination of the surface veneer throughout the mineral claims.

All of the mineral claim area is overburden covered with a fine, slightly sandy loess (wind deposition of the fine silt) and offers exploration potential. Some hydrothermal solutions caused by underlying intrusive activity and possibly related to the volcanic rock units appear to have affected the central portion of the property or in close proximity to occur as quartz vein particles of various sizes and angularity that are observed to be present in varying amounts that could be the host of the GES values.

                                       3
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                       Figure 1. Location Map - As Shown



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The object of our initial  exploration  undertaking was to assess areas that may require more detailed investigations to assist in determining their economic significance. The MMI data obtained from the initial exploration work on the Key 1-4 mineral claims exhibit some anomalous results. It is the opinion of the author that follow-up work could be done. The initial MMI data indicates some coincident, anomalous behavior in the Gold Exploration Suite (GES). Some fill-in MMI soil sampling is recommended and to be contingent upon positive results being obtained prior to embarking on the Phase 2 exploration program.

The analytical results were subjected to a statistical analysis. The statistical results obtained from the data allowed representation in the form of percentage distribution histograms for a variety of elements and particularly groups or suites of elements that are often found to occur together in ore situations and may be coincident in a variety of mineralogical settings. The table summarizes the results for the Gold Exploration Suite (GES) comprised of cobalt, gold, nickel, palladium and silver as this is the suite that exhibited anomalous data from the exploration program. These results are summarized as follows:

Element                           Anomalous                      Sample Number
-------                           ---------                      -------------
                                    (ppb)
Cobalt               (greater than or equal to) 35             24, 27, (40)
Gold                 (greater than or equal to) 0.75            6, (21), 26, 27
Nickel               (greater than or equal to) 149            22, (24), 27
Palladium            (greater than or equal to) 0.4            Nil
Silver               (greater than or equal to) 32            (15), 24, 27

(-) refers to a sample value that is very close to being anomalous.

                                       4
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                  Figure 2. Claim Area Map, Scale - 1: 24,000



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Recommendations

The MMI soil data results of the GES are in some instances coincident and therefore it may be stated that there is a possibility of encountering an underlying occurrence of in-place mineralization. The final decision to conduct further exploration as fill-in MMI sampling around the anomalous areas of interest must be left to the Company.

                                        Respectfully submitted,


                                        /s/ James W. McLeod, P. Geo.
                                        ----------------------------------------
                                        James W. McLeod, P. Geo.
                                        Consulting Geologist


                                       5
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                    Figure 5. Sample Location Map - 1: 6,000



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           Appendix 1: Mobile Metal Ion (MMI-M) Geochemical Soil Data.





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